Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF                     , 2006

BETWEEN

NATIONWIDE FEDERAL CREDIT UNION

AND

NATIONWIDE BANK

AND

NATIONWIDE FINANCIAL SERVICES, INC.

i

ii

AGREEMENT AND PLAN OF MERGER, dated as of                     , 2006 (the “Agreement”), between Nationwide Financial Services, Inc. (“Parent”), Nationwide Bank (“Nationwide Bank”) and Nationwide Federal Credit Union (“NFCU”).

RECITALS

A. NFCU. NFCU is a federally chartered credit union.

B. Nationwide Bank. Nationwide Bank is a federally chartered savings bank.

C. Parent. Parent is a Delaware corporation that is a unitary savings and loan holding company which owns all of the outstanding capital stock of Nationwide Bank.

D. Board Action. The Board of Directors of each of Parent, Nationwide Bank and NFCU (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies, stockholders, and/or members (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and (iii) has approved this Agreement at meetings of each of such Boards of Directors.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01. Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.06.

“Affiliate” means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Aggregate Merger Consideration” means Seventy Nine Million Dollars ($79,000,000).

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Applicable Law” means any applicable law, regulation, rule, ordinance, order, writ, injunction, directive, decree, principle of common law, constitution or treaty enacted,

promulgated, issued, enforced or entered by any Governmental Authority applicable to the parties to this Agreement, or any of their respective Subsidiaries, properties or assets as the case may be.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefits Plans” has the meaning set forth in Section 5.02(m).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Ohio are authorized or obligated to close.

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” means the Internal Revenue Code of 1986, as amended and the treasury regulations promulgated thereunder.

“Derivatives Contract” has the meaning set forth in Section 5.02(r).

“Disclosure Statement” means the disclosure statement, together with any amendments and supplements thereto, in form and substance reasonably acceptable to Nationwide Bank to be delivered by NFCU to its Members in connection with the solicitation of their affirmative votes with respect to approving the transactions contemplated by this Agreement.

“Effective Time” has the meaning set forth in Section 2.02(a).

“Environmental Laws” has the meaning set forth in Section 5.02(p).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate, and any investment or transaction which is convertible into, or redeemable for, any of the foregoing or in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument determined by the OTS to have the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust interest, preorganization in each case (whether or not certificated) or subscription, transferable share, investment contract, or voting-trust interest; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any interest or participation in, temporary or interim interest for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Agent” means Nationwide Bank or such other exchange agent as may be designated by Parent and reasonably acceptable to NFCU to act as agent for purposes of conducting the exchange procedures described in Section 3.03.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“GAAP” means generally accepted accounting principles in the United States of America applied on a consistent basis.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” has the meaning set forth in Section 5.02(p).

“Indemnified Party” and “Indemnifying Party” have the meanings set forth in Section 6.07(a).

“Insurance Policies” has the meaning set forth in Section 5.02(x).

“Knowledge” of any Person which is not an individual means, with respect to any specific matter, the actual knowledge of such person’s directors, executive officers and any other officer having primary responsibility for such matter.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 5.02(s).

“Material Adverse Effect” means an effect, event or change which (A) is material and adverse to the business, condition, results of operations or prospects of NFCU on the one hand, or Parent and Nationwide Bank and their respective subsidiaries on the other hand, taken as a whole, as the context may dictate, other than any such effect attributable to or resulting from (i) Applicable Law or interpretations thereof by any Governmental Authority to the extent that any such Applicable Law affects the referenced party to a disproportionate extent than credit unions, banks, thrifts or their holding companies generally, (ii) any change in GAAP (as defined herein) or regulatory accounting principles, which affect credit unions, banks, thrifts or their holding companies generally, except to the extent any such change affects the referenced party to a disproportionate extent than credit unions, banks, thrifts or their holding companies generally, (iii) changes in general economic conditions affecting credit unions or thrifts generally, except to the extent any such change affects the referenced party to a disproportionate extent than credit unions or thrifts generally, (iv) any attack on or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, any declaration of war by Congress or any other national or international calamity or emergency, which affects the referenced party to a disproportionate extent than credit unions, banks, thrifts or their holding companies generally, (v) the effects of taking any action or refraining to take any action, in either case, as required by this Agreement, (vi) the announcement or pendancy of the Merger or (vii) any change in interest rates, provided, that any such change in interest rates shall not affect the referenced party to a disproportionate extent than credit unions, banks, thrifts or their holding companies generally, and provided, further, that any such change shall not have a materially adverse effect on the ability from a legal or regulatory standpoint of such party and its subsidiaries to consummate the transactions contemplated hereby; (B) adversely affects the ability of NFCU, Parent or Nationwide Bank, as the context may dictate, to perform its obligations hereunder; or (C) materially and adversely affects the timely consummation of the transactions contemplated hereby.

“Meeting” has the meaning set forth in Section 6.02.

“Member” shall mean a Person who, in accordance with the records and the organizational documents of NFCU and Applicable Law is a member of NFCU at the Record Date.

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means $.1526 for each dollar in a Share Account at the Record Date rounded to the nearest penny, and will mean a pro rata portion thereof for any amounts less than a dollar.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Nationwide Bank” has the meaning set forth in the preamble to this Agreement.

“Nationwide Bank Board” means the Board of Directors of Nationwide Bank.

“Nationwide Mutual Insurance Company” means that Ohio mutual insurance company which is the ultimate parent company of Nationwide Financial Services, Inc.

“NCUA” means the National Credit Union Administration.

“NFCU” has the meaning set forth in the preamble to this Agreement.

“NFCU Board” means the Board of Directors of NFCU.

“NFCU Bylaws” means the bylaws of NFCU.

“NFCU Charter” means the Federal credit union charter of NFCU, as amended.

“NFCU Regulatory Authorities” has the meaning set forth in Section 5.02(i).

“OREO” means other real estate owned.

“ordinary course of business” or language of similar import means the ordinary course of business of a party consistent with past custom and practice (including with respect to quantity and frequency).

“OTS” means the Office of Thrift Supervision.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Person” means any individual, bank, corporation, credit union, partnership, association, joint-stock company, business trust, limited liability company, savings bank, savings association, savings and loan, unincorporated organization, Governmental Authority or other organization or firm of any kind or nature.

“Record Date” means the record date set by the Board of Directors of NFCU to determine the Members eligible to vote at the Meeting and to receive Merger Consideration.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Share Account” means any of the following accounts that a Member maintains with NFCU: membership share (first $5.00 in primary savings), saving account, special purpose savings (including agent tax accounts, vacation accounts, kid’s club, holiday club), checking, money market, certificates of deposits and IRA.

“Subsidiary” has the meaning ascribed to that term in Rule 405 of the SEC under the Securities Act.

“Superior Proposal” has the meaning set forth in Section 6.02.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes or assessments of any kind whatsoever, together with any interest, additions or penalties thereto.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

ARTICLE II

THE MERGER

2.01. Merger of NFCU into Nationwide Bank.

(a) Merger. Promptly (and in any event within 10 calendar days) after the date of this Agreement, Nationwide Bank shall submit a merger application with the FDIC and an appropriate application with the OTS, and NFCU shall submit a merger application with NCUA. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement at the Effective Time, NFCU shall be merged with and into Nationwide Bank (the “Merger”) with Nationwide Bank as the surviving entity (the “Surviving Corporation”), which shall continue to be governed by the laws of the United States of America. The separate corporate existence of NFCU shall thereupon cease. The name of the Surviving Corporation shall be “Nationwide Bank.” At the Effective Time, the charter and bylaws of Nationwide Bank shall become the charter and bylaws of the Surviving Corporation. The directors and officers of the Surviving Corporation immediately after the Merger shall be the directors and officers of Nationwide Bank immediately prior to the Merger, until such time as their successors shall be duly elected and qualified. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in Nationwide Bank’s charter immediately prior to the Merger. The Merger shall not be effective unless and until approved by the OTS and NCUA.

(b) Effects Of The Merger. At the Effective Time, the effects of the Merger shall be as provided in the rules and regulations of the OTS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of NFCU shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of NFCU shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(c) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (A) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of NFCU as a result of, or in connection with, the Merger, or (B) otherwise carry out the purposes of this Agreement, NFCU shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or desirable to further vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02. Effective Time; Closing.

(a) Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the Articles of Merger relating to the Merger to be filed with the OTS and NCUA on (i) a date selected by Nationwide Bank and NFCU after such satisfaction or waiver which is within ten (10) Business Days following such satisfaction or waiver or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon such filing or on such later date and time as may be specified in the Articles of Merger or any endorsement of the Articles of Merger by the OTS in such filing (the time at which the Merger becomes effective is referred to as the “Effective Time”).

(b) Closing. Subject to satisfaction or waiver of the conditions set forth in Article VII, a closing (the “Closing”) shall take place on                     , 2006, at 10:00 a.m., Eastern Time, at the offices of Venable LLP, 575 7th Street, N.W., Washington, DC 20004, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Parent and Nationwide Bank the certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01. Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, a Member shall be entitled to receive the Merger Consideration.

3.02. Rights As Members. At the Effective Time, the Members shall cease to be Members, and shall have no rights as Members other than the right to receive the Merger Consideration provided under this Article III.

3.03. Exchange Procedures.

(a) At or prior to the Effective Time, Nationwide Bank shall deliver, by wire transfer in immediately available funds, to the Exchange Agent for the benefit of the Members an amount of cash equal to the Aggregate Merger Consideration for payment of the Merger Consideration to such Members.

(b) As soon as practicable after the Effective Time, but no later than ten (10) Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail or make available to each Member a notice and letter of transmittal disclosing the effectiveness of the Merger and the procedure by which the Merger Consideration will be deposited in the checking account of the Member at Nationwide Bank, or if no checking account exists at

Nationwide Bank, the savings account of such Member at Nationwide Bank or otherwise will be made available to such Member if so specified in the letter of transmittal to the Member. Such letter of transmittal shall be in a form and contain any other provisions as Parent may reasonably determine. In accordance with Section 2.01(b), each former Member’s Share Account at NFCU shall automatically become a deposit account at Nationwide Bank.

(c) Each Member will be entitled to receive in respect of his or her Share Account a deposit in such Member’s deposit account at Nationwide Bank, as the case may be in an amount equal to the Merger Consideration. No interest will be paid or accrued on the Merger Consideration. Each outstanding Share Account as to which neither a deposit of the Merger Consideration has been made in a Member’s account nor a letter of transmittal received specifying where the Merger Consideration should be sent shall evidence ownership of only the right to receive the Merger Consideration without interest.

(d) The Exchange Agent shall not be obligated to deliver the Merger Consideration to a Member who does not have a checking account or savings account at Nationwide Bank until such Member delivers instructions as provided above as to the transfer of the Merger Consideration.

(e) Any portion of the cash (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it) delivered to the Exchange Agent by Parent pursuant to Section 3.03(b) that remains unclaimed by the Members for one year after the Effective Time shall be delivered by the Exchange Agent to Parent; provided, however that during that one year period Parent shall use its commercially reasonable efforts to locate the Members who did not claim their portion of the Aggregate Merger Consideration. Any Members who have not theretofore complied with this Section 3.03 shall thereafter look only to Parent for payment of the Merger Consideration. Neither the Exchange Agent nor any of the parties hereto shall be liable to any Member for any Merger Consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the books and records of NFCU to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive as evidence of the holders of Share Accounts.

(f) The Exchange Agent or Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any Member such amounts as the Exchange Agent or Parent is required to deduct and withhold with respect to the making of such payment under the Code or any Applicable Law. To the extent that such amounts are so withheld by the Exchange Agent or Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder in respect of which such deduction and withholding was made.

ARTICLE IV

ACTIONS PENDING MERGER

4.01. Conduct of NFCU’s Business Prior to the Effective Time. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, NFCU shall (i) conduct its business only in the ordinary course of business; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, properties, leases and advantageous business relationships and retain the services of its officers and key employees; (iii) take no action which would adversely affect or delay the ability of NFCU, Parent or Nationwide Bank to perform its covenants and agreements on a timely basis under this Agreement; (iv) take no action which would adversely affect or delay the ability of NFCU, Parent or Nationwide Bank to obtain any necessary approvals, consents or waivers of any Governmental Authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) take no action that results in or is reasonably likely to result in a breach of any representation or warranty of NFCU herein or have a Material Adverse Effect on NFCU.

4.02. Forbearances of NFCU. Without limiting the covenants set forth in Section 4.01 hereof, from the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement or except as previously disclosed as defined in Section 5.01, without the prior written consent of Nationwide Bank, which consent shall not be unreasonably withheld or delayed, NFCU will not:

(a) Dividends; Etc. Other than dividends made in the ordinary course of business, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution to any member.

(b) Compensation; Employment Agreements; Etc. (i) Enter into or amend any employment, consulting, severance or similar agreements or arrangements with any director, officer, consultant or employee of NFCU, or (ii) grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments except with respect to customary annual increases not to exceed an average increase of 3.5% of the prior year’s compensation for all employees, or (iii) hire any employee (other than an at-will employee with no termination or severance benefits), with an annual compensation in excess of $50,000, or announce or notify any person of an intent to do any of the foregoing.

(c) Intentionally Omitted.

(d) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business, leases or properties (which includes sales of student loans, residential loans and mortgage, mortgage related and other securities as part of balance sheet management) except in the ordinary course of business, and in a transaction that, together with all other such transactions, is not material to NFCU.

(e) Acquisitions. Acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, liabilities, business, deposits or properties of any other entity.

(f) Capital Expenditures. Make any capital expenditure other than capital expenditures in the ordinary course of business or in amounts exceeding $100,000 individually or in the aggregate.

(g) Governing Documents. Except as contemplated by this Agreement, amend, restate or repeal the NFCU Charter or NFCU Bylaws.

(h) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by a Governmental Authority or by Applicable Law or GAAP.

(i) Contracts. Except as expressly permitted by this Article IV, enter into any contract or agreement that is not terminable within 30 calendar days without penalty, or make any change in, or terminate, any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than $100,000 per annum, individually or in the aggregate, and other than contracts or agreements otherwise expressly permitted under this Section 4.02.

(j) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which NFCU is or becomes a party after the date of this Agreement except for any settlement which does not involve precedent for any other material action, suit, proceeding, order or investigation and which involves solely money damages in an amount not in excess of $100,000.

(k) Credit Union/Banking Operations. Enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other credit union/banking policies or alter the loan approval levels for any officer or employee with authority to approve loan originations or grant such authority to any person who does not have such authority as of the date of this Agreement, except as required by Applicable Law.

(l) Derivatives Contracts. Enter into any Derivatives Contract.

(m) Indebtedness. Except as previously disclosed, incur any indebtedness for borrowed money other than deposits, federal funds purchased, cash management accounts, non-callable short-term (one year or less) borrowings from the Corporate One Federal Credit Union, Huntington National Bank or the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case in the ordinary course of business; assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business; pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of NFCU in effect at the date of this Agreement or in connection with borrowings or reverse repurchase agreements permitted hereunder.

(n) Investment Securities. Acquire or make any investment in (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) any debt security or Equity Investment, including mortgage-backed and mortgage related securities, other than U.S. government, U.S. government agency, FNMA and FHLMC securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities pursuant to Thrift Bulletin Number 13a issued by the OTS, that are purchased in the ordinary course of business.

(o) Waiver Or Release. Except in the ordinary course of business or in amounts less than $10,000 individually or in the aggregate, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim.

(p) Loans, Leases; etc. Except as previously disclosed, make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except in conformity with NFCU’s existing lending practices.

(q) Intentionally Omitted

(r) Condition of Properties; Insurance. Fail to (i) use commercially reasonable efforts to maintain all its properties in repair, order and condition no worse than on the date of this Agreement or (ii) maintain insurance until the Effective Time upon all of its properties and with respect to the conduct of its business in amount and kind as now in existence and, if not available at rates presently paid by it, in such amount and kind as would be appropriate in the exercise of good business judgment.

(s) Real Estate Investments. Make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans and investments or commitments approved prior to the date of this Agreement and disclosed in writing to Parent.

(t) New Branches. Establish or make any commitment relating to the establishment of any new branch or other office facilities.

(u) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by Applicable Law.

(v) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.03 Conduct of Nationwide Bank Prior to Effective Time. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Nationwide Bank shall (i) conduct its business in the ordinary course of business, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, properties, leases and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of NFCU, Parent or Nationwide Bank to perform its covenants and agreements on a timely basis under this Agreement, (iv) take no action which would adversely affect or delay the ability of NFCU, Parent or Nationwide Bank to obtain any necessary approvals, consents or waivers of any Governmental Authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on Nationwide Bank or NFCU.

4.04. Forbearances of Parent. From the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of NFCU, Parent will not and will not permit Nationwide Bank to:

(a) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by Applicable Law.

(b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01. Previous Disclosure. On or prior to the date of this Agreement, NFCU has provided extensive information about NFCU, and Parent has provided extensive information about Parent and Nationwide Bank in the course of due diligence process (hereinafter referred to in each case as information “previously disclosed”).

5.02. Representations and Warranties of NFCU. Subject to Section 5.01 and except as previously disclosed, NFCU hereby represents and warrants to Parent:

(a) Organization, Standing And Authority. NFCU is duly organized, validly existing and in good standing as a federally chartered credit union under the laws of the

United States of America. NFCU is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified and has in effect all federal, state, local and foreign authorizations of any Governmental Authority necessary for it to own or lease its properties and assets and to carry on its business as now conducted except, in each case, for such failures to be so qualified, in good standing or authorized as would not, either individually or in the aggregate, have a Material Adverse Effect.

(b) Capital Stock. NFCU is not authorized to issue capital stock or Rights.

(c) Subsidiaries.

(i) NFCU has no Subsidiaries, including any Affiliate or Credit Union Service Organization.

(ii) Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, NFCU does not own beneficially, directly or indirectly, any Equity Investments or Rights.

(d) Corporate Power. NFCU has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and NFCU has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of its Members of this Agreement.

(e) Corporate Authority. Subject to the approval of this Agreement by the Members, this Agreement and the Merger have been authorized by all necessary corporate action on the part of NFCU on or prior to the date of this Agreement. NFCU has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Nationwide Bank this Agreement is a valid and legally binding obligation of NFCU, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by NFCU, in connection with the execution, delivery or performance by NFCU, of this Agreement or to consummate the Merger, except for (A) filings of applications or notices with, and approvals or waivers by, the NCUA, (B) the filing of the Disclosure Statement and form of ballot with, and clearance of the same by, NCUA, (C) the approval of this Agreement as set forth in Section 5.02(y). As of the date of this Agreement, NFCU is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt, or the making, of the consents, approvals and filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by NFCU and the consummation of the Merger do not and will not (A) constitute a breach or violation of, or a default under any Applicable Law, or agreement, indenture or instrument or to which it or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of NFCU under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which it is a party, or to which any of its properties or assets may be bound or affected, (C) constitute a breach or violation of, or a default under, the charter, articles of incorporation or bylaws (or similar governing documents) of NFCU or (D) require any consent or approval under any Applicable Law, agreement, indenture or instrument, except, with respect to (B) and (D) above, in each case as would not, either individually or in the aggregate, have a Material Adverse Effect.

(g) Financial Reports; Undisclosed Liabilities.

(i) The 5300 Report as of December 31, 2005 filed by NFCU with the NCUA, a copy of which was previously provided to Parent, is true and correct in all material respects.

(ii) The financial statements of NFCU for the three (3) years ended December 31, 2003, 2004 and 2005 (A) complied in all material respects with the applicable accounting requirements and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and, (B) each of the balance sheets contained in any such financial statements (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of NFCU as of its date, and each of the statements of income and changes in equity and cash flows or equivalent statements in such financial statements (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in equity and changes in cash flows, as the case may be, of NFCU for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved.

(iii) Since December 31, 2005, NFCU has not incurred any liability other than in the ordinary course of business (excluding the incurrence of expenses related to this Agreement and the Merger).

(iv) Since December 31, 2005, (A) NFCU has conducted its business in the ordinary course of business (except as specifically contemplated by this Agreement and excluding the incurrence of expenses related to this Agreement and the Merger) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.02 or otherwise), could or could reasonably be expected to have a Material Adverse Effect on NFCU.

(v) No agreement pursuant to which any loans or other assets have been or shall be sold by NFCU entitled the buyer of such loans or other assets to cause NFCU to repurchase such loan or other asset or the buyer to pursue any other form of recourse against NFCU or agreements similar thereto as may be entered into after the date of this Agreement.

(vi) Except as contemplated with respect to the transactions contemplated by this Agreement, since December 31, 2005, no cash distribution dividend or any other distribution has been declared, set aside or paid by NFCU to its Members, other than in the ordinary course of business.

(h) Litigation. No litigation, claim or other proceeding before any Governmental Authority is pending against NFCU or any of its directors or executive officers (in their capacity as directors or executive officers or otherwise implicating their relationship with NFCU) and, to NFCU’s Knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

(i) Regulatory Matters.

(i) Neither NFCU nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a party to a commitment letter or similar submission to, or is subject to any action, proceeding, order or directive by, or a recipient of any notice from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the “NFCU Regulatory Authorities”). NFCU has paid or accrued all assessments made or imposed by any NFCU Regulatory Authority.

(ii) NFCU has not been advised by, and has no Knowledge of facts which would be reasonably likely to give rise to an advisory notice by, any NFCU Regulatory Authority that such NFCU Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j) Compliance With Laws.

(i) NFCU is in material compliance with all Applicable Laws including, without limitation, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the USA PATRIOT Act, the Bank Secrecy

Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

(ii) NFCU has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease NFCU’s properties and to conduct its businesses substantially as presently conducted and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to NFCU’s Knowledge, no suspension or cancellation of any of them is threatened.

(k) Material Contracts; Defaults.

(i) NFCU is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) involving aggregate payments of more than, or the provision of goods or services with a market value of more than $100,000 per annum, individually or in the aggregate, (ii) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 30 calendar days or less notice without penalty, (iii) which is with any executive officer or other key employee of NFCU the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving NFCU of the nature contemplated by this Agreement, (iv) which is with any employee or director of NFCU providing any term of employment or compensation guarantee extending for a period longer than 30 calendar days or for the payment of in excess of $100,000 per annum, or (v) which restricts the conduct of any business by NFCU or (vi) which is material to NFCU or its business, properties or assets. NFCU has previously delivered to Parent true and correct copies of each such contract.

(ii) NFCU is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and to NFCU’s Knowledge there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default by the other party to any such contract, agreement, commitment, arrangement, lease, insurance policy or other instrument or agreements similar thereto as may be entered into after the date of this Agreement, and no power of attorney or similar authorization given directly or indirectly by NFCU is currently outstanding, except in each case as would not, either individually or in the aggregate, have a Material Adverse Effect.

(1) No Brokers. No action has been taken by or on behalf of NFCU that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Merger.

(m) Employee Benefit Plans. NFCU has no “employee benefit plans” within the meaning of Section 3(3) of ERISA, or deferred compensation, pension, retirement, savings, profit sharing, consulting, group insurance, severance, incentive and bonus plans and other benefit plans, contracts, agreements, arrangements (the “Benefits Plans”).

(n) Labor Matters. NFCU is not, and has not been within the last three years, a party to or is, or has been within the last three years, bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is NFCU the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel NFCU to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving NFCU pending or to NFCU’s Knowledge, threatened, nor is NFCU aware of any activity involving its employees or any leased employees seeking to certify a collective bargaining unit or engaging in other organizational activity. NFCU is in material compliance with all Applicable Laws regarding employment of all employees and retention of independent contractors, and is in material compliance with Applicable Laws regarding employment taxes.

(o) Intentionally Omitted.

(p) Environmental Matters. To NFCU’s Knowledge there has been no disposal by NFCU of Hazardous Substance on the property leased to NFCU in violation of Environmental Laws. As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization or agency requirement relating to: (i) the protection of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) wetlands, indoor air, pollution, contamination or any injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(q) Tax Matters.

(i) (A) All income and other material Tax Returns that are required to be filed on or before the Effective Time (taking into account any extensions of time within which to file which have not expired) by or with respect to NFCU have been or will be timely filed on or before the Effective Time, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all material Taxes shown to be due on the Tax Returns referred to in clause (A) and all other material Taxes required to be paid (except for Taxes that NFCU is contesting in good faith through appropriate proceedings) have been or will be timely paid in full or adequate provision has been made for any such Taxes in accordance with GAAP, (D) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, except as previously disclosed, and (E) no issues that have been presented in writing to NFCU by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending.

(ii) NFCU is exempt from federal income taxes under the provisions of Section 501(c)(1) and is not required to file a state or Federal Income Tax Return, therefore, no Tax Returns are to be provided to Parent or Nationwide Bank.

(iii) NFCU, for the reasons stated above, has no material liability with respect to Taxes that accrued on or before March 31, 2006.

(iv) NFCU is not a party to any Tax allocation or sharing agreement, or is or has been a member of an affiliated group filing consolidated or combined Tax Returns.

(v) Since December 31, 2000, no material closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to NFCU.

(vi) NFCU maintains no compensation plans, programs, agreements or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Sections 162(m) or 280G of the Code and the regulations issued thereunder.

(vii) All material Taxes that NFCU is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by Applicable Law, have been paid to the proper Governmental Authority or other Person.

(viii) NFCU has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(ix) NFCU is not and has not been a United States real property holding corporation with the meaning of Section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(r) Risk Management Instruments. NFCU is not a party to and has not agreed to enter into any exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet or is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance (as of the date of this Agreement) as previously disclosed. All of such Derivatives Contracts or other instruments, are legal, valid and binding obligations of NFCU enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally), and are in full force and effect. NFCU has duly performed in all respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to NFCU’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(s) Loans; Nonperforming And Classified Assets.

(i) Each loan agreement, note or borrowing arrangement, including without limitation portions of outstanding lines of credit and loan commitments (collectively, “Loans”), on the books and records of NFCU, was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, and is evidenced in all material respects by appropriate and sufficient documentation. To NFCU’s Knowledge, each Loan constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles; to NFCU’s Knowledge, NFCU is the sole holder of legal and beneficial title to each Loan, except for loan participations referenced on the books and record of NFCU; to NFCU’s Knowledge, there is no pending or threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Loan, except as otherwise referenced on the books and records of NFCU; and, to NFCU’s Knowledge, there is no pending or threatened litigation or proceeding relating to the property which serves as security for a Loan that would materially diminish the value of the related Loan or impact the collateral therefor.

(ii) NFCU has previously disclosed as of the date of such disclosure: (A) any written or, to NFCU’s Knowledge , oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to NFCU’s Knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by NFCU or NCUA; (C) each OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer, or to NFCU’s Knowledge, any Person controlling, controlled by or under common control with any of the foregoing, or any other person covered by the applicable NCUA rules in 12 C.F.R. Section 701.21.

(t) Properties. NFCU owns no real property. All personal property owned by NFCU or presently used by it in its business is, in all material respects, in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business. NFCU has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the statement of financial condition of NFCU as of December 31, 2005 or acquired after such date, other than properties sold by NFCU in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, that would not individually or in the aggregate be material and (iv) as reflected on the statement of financial condition of NFCU as of

December 31, 2005. All real and personal property which is material to NFCU’s business and leased or licensed by NFCU is held pursuant to leases or licenses which are valid and enforceable obligations of NFCU, and, to NFCU’s Knowledge, the other parties thereto (except, in each case as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally) in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(u) Intellectual Property. NFCU owns or possesses licenses and other rights to use any of the patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its businesses. NFCU has not received any notice of conflict or other claim that asserts the rights of others relating to the foregoing, and NFCU is not in material breach of any such licenses or written contract agreement, arrangement or commitment relating to such other rights of use, and has no Knowledge of any facts or circumstances giving rise to same.

(v) Fiduciary Accounts; Share Insurance. NFCU has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the documents governing such accounts, and Applicable Law. Neither NFCU, nor its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account as of the Effective Time. The deposit accounts of NFCU are insured by the National Credit Union Share Insurance Fund (“NCUSIF”) to the maximum extent provided by Applicable Law, and NFCU has paid all share insurance premiums and has deposited all NCUSIF deposits required by Applicable Law.

(w) Books And Records. The books and records of NFCU are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of NFCU.

(x) Insurance. NFCU has previously disclosed all lists of the insurance policies, binders, or bonds currently maintained by NFCU (“Insurance Policies”). All the Insurance Policies are in full force and effect; NFCU is not in default thereunder; all claims thereunder have been filed in due and timely fashion; and NFCU is presently insured, and has been insured, for reasonable amounts, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

(y) Required Vote. The affirmative vote of the majority of the Members of NFCU voting is necessary to approve the Merger.

(z) Deposits. None of the deposits of NFCU is a “brokered” deposit or subject to any encumbrance, legal restraint or other legal process, except to the extent any such deposits serve as collateral for any Loan or are subject to legal restraint due to the action of the depositor or a third party.

(aa) Material Interests of Certain Persons. No officer or director of NFCU, or any “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of NFCU.

(bb) Indemnification. Except as provided in NFCU’s employment agreements or the charter, articles of incorporation or bylaws (or similar governing documents) of NFCU, NFCU is not a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or other persons who serves or served in any other capacity with any other enterprise at the request of NFCU (a “Covered Person”), and, to NFCU’s Knowledge there are no claims (or basis therefor) for which any Covered Person would be entitled to indemnification under the organization certificate or bylaws of NFCU, Applicable Law, regulation or any indemnification agreement.

(cc) Related Party Transactions. NFCU is not a party to any transaction (including any loan or other credit accommodation, but excluding deposits made in the ordinary course of business) with any Affiliate of NFCU. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of NFCU is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. NFCU has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by NFCU is inappropriate.

5.03. Representations and Warranties of Parent and Nationwide Bank. Subject to Section 5.01 and except as previously disclosed, Parent and Nationwide Bank hereby represent and warrant to NFCU as follows:

(a) Organization, Standing And Authority. Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware and Nationwide Bank is, duly organized, validly existing and in good standing under the laws of the United States of America. Each of Parent and Nationwide Bank is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Each of Parent and Nationwide Bank has in effect, all federal, state, local, and foreign authorization of any Governmental Authority necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) Corporate Power. Each of Parent and Nationwide Bank has the corporate power and authority to carry on its business as it is now being conducted and, to own all its properties and assets; and each of Parent and Nationwide Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the Merger, subject to receipt of all necessary approvals of Governmental Authorities.

(c) Corporate Authority. This Agreement and the Merger have been authorized by all necessary corporate action of Parent and Parent’s Board and all necessary corporate action of Nationwide Bank and the Nationwide Bank Board. This Agreement has been duly executed and delivered by Parent and Nationwide Bank and, assuming due authorization, execution and delivery by NFCU, this Agreement is a valid and legally binding agreement of Parent and Nationwide Bank enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No vote of the shareholders of Parent is required by law, or the charter or bylaws of Parent, or otherwise to approve this Agreement and the Merger.

(d) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent, Nationwide Bank in connection with the execution, delivery or performance by Parent or Nationwide Bank of this Agreement or to consummate the Merger, except for (A) filings of applications or notices with, and approvals or waivers by, the OTS and FDIC and (B) the filing the Certificate of Merger with the OTS. As of the date of this Agreement, each of Parent and Nationwide Bank is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt, or the making, of the consents, approvals and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Parent and Nationwide Bank and the consummation of the Merger do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under Applicable Law, or any agreement, indenture or instrument of Parent, Nationwide Bank or to which Parent, Nationwide Bank or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the charter, articles of incorporation or bylaws (or similar governing documents) of Parent, Nationwide Bank or (C) require any consent or approval under any such Applicable Law, agreement, indenture or instrument.

(e) Financial Ability. Parent or Nationwide Bank has, and through the Effective Time will have, access to all funds necessary to consummate the Merger and pay the Aggregate Merger Consideration to the Members pursuant to Section 3.01.

ARTICLE VI

COVENANTS

6.01. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to this Agreement agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under Applicable Laws, so as to permit completion of the actions contemplated in this Agreement and the consummation of the Merger as promptly as practicable, and otherwise to enable consummation of the Merger, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end, provided that nothing herein shall preclude the parties from exercising their rights under this Agreement. Notwithstanding the immediately preceding sentence, the obligation of a party to use “commercially reasonable efforts” shall not require a party to undertake any action or expenditure that, individually or in the aggregate, would be disproportionate or unduly burdensome or cause such party to incur costs or suffer any other detriment, out of reasonable proportion to the benefits to be realized by such party under this Agreement.

6.02. Member Approval. NFCU agrees to take, in accordance with Applicable Law and the NCFU Charter and NCFU Bylaws, all action necessary to convene as promptly as practicable following the date of this Agreement, a meeting of its Members to consider and vote upon the approval of the Merger and this Agreement and any other matters required to be approved in order to permit consummation of the Merger (including any adjournment or postponement, the “Meeting”). Except with the prior written approval of Nationwide Bank, no other matters shall be submitted for the approval at Meeting. The NFCU Board shall recommend such approval, include such recommendation for approval in the Disclosure Statement, solicit such approval and not withdraw, amend or modify its recommendation of such approval. Notwithstanding the foregoing, nothing in this Agreement shall prevent NFCU Board from withholding, withdrawing, amending or modifying its recommendation if and only to the extent that there is a bona fide written Acquisition Proposal and (i) NFCU Board, after consultation with outside legal counsel, in good faith determines that such action is necessary for the proper discharge of its fiduciary duties under Applicable Law and (ii) NFCU Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to NFCU’s Members from a financial point of view than the Merger (a “Superior Proposal”).

6.03. Regulatory Filings.

(a) The parties shall promptly cooperate with each other in the preparation of the Disclosure Statement (including the ballot to be used by NFCU Members to approve the Merger ) to be filed by NFCU with the NCUA, and the parties agree to use their commercially reasonable efforts to cause the Disclosure Statement to be cleared by the NCUA after filing. Immediately following receipt or notice of NCUA’s clearance of the Disclosure Statement, NFCU shall mail the Disclosure Statement to its Members at least 90,

60 and 30 calendar days prior to the Meeting as required by NCUA rules. NFCU represents and covenants that the Disclosure Statement and any amendment or supplement thereto, with respect to the information pertaining to it at the date of mailing to its Members and the date of Meeting to be held in connection with the Merger, will be in material compliance with all relevant rules and regulations of all applicable Governmental Authorities and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of Parent, Nationwide Bank and NFCU shall cooperate to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Merger and any other transactions contemplated by this Agreement; and any initial filings with Governmental Authorities contemplated hereby shall be made as soon as reasonably practicable after the execution hereof. Each of Parent and NFCU shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to Applicable Laws relating to the exchange of information, with respect to all material non-confidential written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Merger. Each party shall promptly furnish the other parties with copies of all material written communication received by them from any Governmental Authority regarding the transactions contemplated hereby, and shall otherwise keep the other parties apprised of the status of material matters relating to completion of the Merger.

(c) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

6.04. Press Releases. NFCU, Nationwide Bank and Parent shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any other public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the New York Stock Exchange, NCUA, OTS, FDIC or the SEC. NFCU, Nationwide Bank and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Merger as reasonably requested by the other party.

6.05. Access; Information.

(a) NFCU agrees that subject to Applicable Laws relating to the exchange of information, it shall, upon reasonable notice, afford Parent and its officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours throughout the period from the date of this Agreement through the Effective Time, in a manner that does not interfere unreasonably with normal operations, to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of NFCU and to such other information as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning the business, properties and personnel of NFCU as Parent may reasonably request.

(b) Each of Parent and Nationwide Bank agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date of this Agreement in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Merger. Subject to the requirements of Applicable Law, including, but not limited to, 12 C.F.R. Parts 716, 717 and 748 as applicable, each of Parent and Nationwide Bank shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date of this Agreement in connection with the entering into this Agreement) unless such information (i) was already known to such party from a source not known by such party to be bound by a confidentiality obligation concerning such information, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of NFCU or (iv) is or becomes readily ascertainable from publicly available sources other than as a result of disclosure by Parent or Nationwide Bank or their representatives. In the event that this Agreement is terminated or the Merger shall otherwise fail to be consummated, each of Parent and Nationwide Bank shall promptly cause all copies of documents or extracts thereof (including without limitation those in electronic format) containing information and data as to NFCU to be returned to NFCU or destroyed and, upon the written request of NFCU, Parent shall furnish to NFCU an affidavit of the President of Parent attesting that all such action has been taken. No investigation by Parent or Nationwide Bank of the business and affairs of NFCU shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of Parent and Nationwide Bank to consummate the Merger.

6.06. Acquisition Proposals. NFCU agrees that neither it nor any of its officers and directors shall, and that it shall direct and cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to (a) a merger, reorganization, share exchange, consolidation or similar transaction involving, or (b) any purchase of all or substantially all of the assets of NFCU or other transaction resulting in the ownership of NFCU by a third party (any such proposal or offer being hereinafter referred to as an

“Acquisition Proposal”). NFCU further agrees that neither NFCU nor any its respective officers or directors shall, and that it shall direct and cause its employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent NFCU or NFCU Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if NFCU Board receives from the Person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the confidentiality agreement between Parent and NFCU (such confidentiality agreement shall permit the disclosure of such information to Parent and Nationwide Bank); (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the Members of NFCU, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) NFCU Board determines in good faith (after consultation with outside legal counsel) that such actions are necessary for the proper discharge of its fiduciary duties under Applicable Law and NFCU Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a Superior Proposal, (ii) NFCU promptly notifies Parent of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with NFCU or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of such inquiries, proposals or offers and (iii) the NFCU Meeting has not occurred. NFCU shall keep Parent apprised of any related developments, discussions and negotiations (including the terms and conditions of such Acquisition Proposal) on a current basis.

NFCU agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Acquisition Proposal. NFCU will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.06. NFCU will promptly request each person (other than Parent or Nationwide Bank) that has executed a confidentiality agreement prior to the date of this Agreement in connection with its consideration of a business combination with NFCU to return or destroy all confidential information previously furnished to such person by or on behalf of NFCU.

If the NFCU Board has withheld, withdrawn or amended or modified in a manner adverse to the consummation of the Merger its recommendation of the Merger or recommended the approval of a Superior Proposal in accordance with Section 6.02 or Section 6.06, it may cause NFCU to terminate this Agreement and enter into an agreement with respect to an Acquisition Proposal; provided, however, that this Agreement may not be terminated by NFCU until the expiration of five Business Days following the Parent’s receipt of written notice advising the Parent that NFCU has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether NFCU intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, NFCU shall provide a reasonable opportunity to the Parent during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable NFCU to proceed with the Merger on such adjusted terms.

6.07. Indemnification.

(a) From and after the Effective Time, Nationwide Bank (the “Indemnifying Party”) shall, to the fullest extent permitted under the Charter and Bylaws of NFCU and law or regulation, indemnify and hold harmless each present and former director or officer of NFCU, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising directly or indirectly out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of NFCU or is or was serving at the express request of NFCU as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby. Nationwide Bank’s obligations under this Section 6.07 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.07, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and the Indemnifying Party shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Party (and counsel for the Indemnifying Party in its reasonable judgment does not disagree), the Indemnified Party may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Party (which, in the absence of a manifest conflict of interest, may not exceed one firm in any jurisdiction), (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which consent may be withheld unless such settlement is reasonable in light of such claims, actions, suits, proceedings or investigations against, and defenses available to, such Indemnified Party, and the Indemnifying Party shall have no obligation hereunder in the event that a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) Prior to the Effective Time, Parent shall use its commercially reasonable efforts to purchase, at its sole cost and expense, an extended reporting period endorsement under NFCU’s existing directors’ and officers’ liability insurance coverage for NFCU’s directors and officers in a form reasonably acceptable to NFCU which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms no materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by NFCU, provided, that officers and directors of NFCU may be required to make application and provide customary representations and warranties to the insurance carrier chosen by Parent for the purpose of obtaining such insurance.

(d) If Nationwide Bank or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, Nationwide Bank shall cause its successors and assigns to assume the obligations set forth in this Section 6.07.

6.08. Employees. As of the Effective Time, Nationwide Bank shall succeed to the Employee Leasing Agreement dated as of June 14, 2006 to which NFCU is a party.

6.09. Notification of Certain Matters. From the date of this Agreement until the Effective Time, each of NFCU and Nationwide Bank and Parent shall give prompt notice to the other of the occurrence of, or non-occurrence of, any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, (ii) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein or (iii) is reasonably likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied.

6.10. Continuation of NFCU Products and Services. Nationwide Bank agrees that for a period of not less than two (2) years from the Effective Time, it shall, to the extent permitted by law or NFCU agreement with services providers or others, make available to Members the products and services offered by NFCU on substantially similar terms and conditions subject to such adjustment, changes or variations as would be normal and proper in the ordinary course of providing these services.

6.11. Allocation of Aggregate Merger Consideration. Within sixty (60) calendar days of the Effective Time, Nationwide Bank shall prepare and deliver to NFCU a schedule allocating the Aggregate Merger Consideration and expense reimbursement, plus the liabilities of NFCU among the assets acquired by Nationwide Bank as a result of the Merger with NFCU in a manner consistent with Section 1060 of the Code and the Allocation Schedule attached hereto. Nationwide Bank and NFCU hereby agree that they will not take nor permit their affiliates to take any position inconsistent with such allocations unless required by law. Nationwide Bank shall timely file Form 8594 (and any similar form required under state or local law) consistent with such allocations.

6.12. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Authorities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment of each of the following conditions:

(a) Member Approval. This Merger shall have been duly approved by the requisite vote of Members of NFCU.

(b) Regulatory Approvals. All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and all other permits, consents, waivers, clearances, approvals, authorizations of and filings with Governmental Authorities and any third parties which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made. None of the approvals or waivers referred to herein shall contain any term or condition that would, in the sole discretion of Parent, have a Material Adverse Effect on NFCU or Parent or any of its Affiliates or otherwise materially impair the value of NFCU to the Parent.

(c) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger, and no judgment, order or decree of any court shall be in effect, and no statute or rule, and no applicable order or regulation of any Governmental

Authority shall be in effect that would have or is reasonably likely to have a Material Adverse Effect on NFCU or Parent or any of its Affiliates.

7.02. Conditions to Obligations of NFCU. The obligations of NFCU to consummate the Merger are also subject to the fulfillment or written waiver by NFCU prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Nationwide Bank set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date).

(b) Performance of Obligations of Parent. Parent and Nationwide Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and NFCU shall have received a certificate, dated the Effective Time, and signed on behalf of Parent by the Secretary of Parent to such effect.

(c) Authorization. All action required to be taken by, or on the part of, the Parent and Nationwide Bank to authorize the execution, delivery and performance of this Agreement and the consummation by Parent and Nationwide Bank of the transactions contemplated hereby shall have been duly and validly taken by the respective Board of Directors of Parent and Nationwide Bank, and NFCU shall have received certified copies of the resolutions evidencing such authorizations.

(d) Certificates. Parent and Nationwide Bank shall have furnished NFCU with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as NFCU may reasonably request.

7.03. Conditions to Obligations of Parent and Nationwide Bank. The obligations of Parent and Nationwide Bank to consummate the Merger are also subject to the fulfillment or written waiver by Parent prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of NFCU set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or same other date shall be true and correct as of such date).

(b) Performance of Obligations of NFCU. NFCU shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Time, signed on behalf of NFCU by the Chief Executive Officer and the Chief Financial Officer of NFCU to such effect.

(c) Absence of Material Adverse Changes. There shall have been no change after the date of this Agreement in the assets, properties, business, financial condition, results of operation or prospects of NFCU which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on NFCU.

(d) Authorization. All action required to be taken by, or on the part of, NFCU to authorize the execution, delivery and performance of this Agreement and the consummation by NFCU of the transactions contemplated hereby shall have been duly and validly taken by the NFCU Board and the Members, and Parent shall have received certified copies of the resolutions evidencing such authorizations.

(e) Good Standing. Parent shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence and good standing of NFCU.

(f) Certificates. NFCU shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Parent may reasonably request.

(g) Resignation of Current Directors and Officers. NFCU shall have furnished Parent with such certificates of evidencing the resignation of its officers, directors or others as Parent may reasonably request.

7.04. Frustration of Closing Conditions. None of NFCU, Parent and Nationwide Bank may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied as a reason not to consummate the merger if the failure of any such condition was caused by the party’s failure to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION

8.01. Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Parent and NFCU, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.

(b) Breach. At any time prior to the Effective Time, by Parent or NFCU (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors so determines by vote of a majority of the members of its entire board, in the event of: (i) a material breach by Parent, Nationwide Bank or NFCU, as the case may be, of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party or parties of such breach; or (ii) a material breach by Parent, Nationwide Bank or NFCU, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party or parties of such breach.

(c) Delay. At any time prior to the Effective Time, by Parent or NFCU, in the event that the Merger is not consummated by March 31, 2007, or such later date as shall have been agreed to in writing by the Parent and NFCU, except to the extent that the failure of the merger then to be consummated arises out of or results from the action or inaction of the party seeking to terminate pursuant to this Section 8.01(c), which action or inaction is in violation of its obligations under this Agreement.

(d) No Regulatory Approval. By NFCU or Parent, if in the event the approval of any Governmental Authority required for consummation of the Merger shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority (which action the parties shall have attempted to resist, resolve or lift, as applicable) or by Parent, if Parent reasonably concludes that terms or conditions imposed by any Regulatory Authority as a condition to obtaining its approval of the transaction creates a Material Adverse Effect.

(e) No Member Approval. By either Parent or NFCU if any Member approval contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Meeting.

(f) Failure to Recommend. By Parent if (i) NFCU Board has approved or recommended to its Members or entered into an agreement with respect to a Superior Proposal, (ii) NFCU Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the consummation of the Merger or (iii) NFCU shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Meeting in accordance with Section 6.02.

(g) Definitive Agreement; Superior Proposal. By NFCU, concurrent with or immediately prior to, execution by NFCU of an agreement with respect to a Superior Proposal pursuant to Section 6.06.

8.02. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in this Section 8.02 and Section 9.01, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect, and (ii) that termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

(b) In the event that the Merger is terminated, NFCU, Parent and Nationwide shall pay expenses related to this Agreement and the transactions contemplated hereby as set forth in Schedule 8.02(b).

(c) In the event of termination or abandonment for a reason specified in Section 8.01, subsections (a) – (g), Parent will for a period not to exceed twelve (12) months provide NFCU (1) access to NFCU’s present premises, including ATM locations, (2) access to Parent services, e.g. communications, data transfer and support, and (3) provide for a period not to exceed six (6) months use of name and marks of Parent; provided, however, Parent shall not be required by this provision to increase the level of such services except in the ordinary course of business and; further provided, however, that Parent shall be under no obligation to provide services that support NFCU’s marketing efforts which are directed to non-Members.

(d) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

ARTICLE IX

MISCELLANEOUS

9.01. Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including Section 6.08) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.05(b), 8.02 and this Article IX, which shall survive any such termination).

9.02. Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Meeting no amendment shall be made which by law requires further approval by the Members of NFCU without obtaining such approval.

9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04. Governing Law.

(a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio, without regard to conflict of laws principles thereof.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any state court located in Franklin County, State of Ohio, or federal court of the Southern District of Ohio, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such state court located in Franklin County, State of Ohio or, to the extent permitted by law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such state court located in Franklin County, State of Ohio or such federal court and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such state court located in Franklin County, State of Ohio or such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.06. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.04(C).

9.05. Expenses. Nationwide Bank agrees to reimburse NFCU for certain acquisition expenses incurred by NFCU in connection with consummating the Merger (“Merger Expenses”).

9.06. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to NFCU to:

Nationwide Federal Credit Union

One Nationwide Plaza 01-01-02

Columbus, OH 43216

Attn: Paula A. Edwards, President & CEO

Fax: (614) 249-1451

With a copy to (which shall not constitute notice):

Venable LLP

575 7th Street, N.W.

Washington, DC 20004

Attention: Bruce O. Jolly, Jr., Esq.

Fax: (202) 344-8300

If to Parent or Nationwide Bank to:

Nationwide

One Nationwide Plaza 1-36-21

Columbus, OH 43216

Attention: Harry Hallowell, Senior Vice President and Treasurer

Fax: (614) 677-2940

with a copy to (which shall not constitute notice):

Office of Chief Legal Officer

One Nationwide Plaza 1-35-05

Columbus, Ohio 43216

Attention: Mark E. Hartman, Esq.

Fax: (614) 249-2418

9.07. Entire Understanding; No Third Party Beneficiaries. This Agreement, and the ancillary agreements contemplated hereby represent the entire understanding of the parties hereto and thereto with reference to the Merger and this Agreement, Schedules and the ancillary agreements contemplated hereby supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Parent’s obligation under Section 6.07(c), which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is as broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable. In all such cases, the parties shall attempt to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10. Interpretation. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of, or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.11. Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties, provided however, that an assignment to an Affiliate may be made subject to the prior written approval of the other party which may not be unreasonably withheld. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[signature page follows immediately]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

NATIONWIDE FEDERAL CREDIT UNION

By:
Name: Robert A. Oakley
Title: Chairman of the Board

NATIONWIDE BANK

By:
Name: John S. Skubik
Title: President and Chief Executive Officer

NATIONWIDE FINANCIAL SERVICES, INC.

By:
Name: Mark R. Thresher
Title: President and Chief Operating Officer

Schedule 8.02(b) – Termination

Each of Parent, Nationwide Bank and NFCU have, or will have incurred expenses in connection with this Agreement and transactions contemplated thereby (collectively the “Merger Expenses”) including, but not limited to, printing fees, postage fees, advertising, consulting and financial advisory fees, legal, accounting and other professional fees, staff time, costs of holding the Meeting, conducting the vote there at and any other expenses incurred in connection with the Merger.

In the event that this Agreement is terminated for a reason or reasons specified in Section 8.01, Parent, Nationwide Bank and NFCU each agree to pay the Merger Expenses as follows:

Termination Due to: Section addressed	Nationwide Bank pays percentage of NFCU Merger Expenses, up to $1.3 million	NFCU pays percentage of NFCU Merger Expenses, up to $1.3 million
Mutual Consent of parties (Sec. 8.01(a))	50%	50%
Breach by Nationwide Bank (Sec. 8.01(b))	100%	0%
Breach by NFCU (Sec. 8.01(b))	0%	100%*
Failure to close by 3/31/07 (Sec. 8.01(c))	50%	50%
No regulatory approval (Sec. 8.01(d))	50%	50%
Regulatory approval but creates Material Adverse Effect to Nationwide Bank (Sec. 8.01(d))	50%	50%
“No” member vote (Sec. 8.01(e))	50%	50%
Failure to Recommend by Nationwide Bank (Sec. 8.01(f))	100%	0%
Failure to Recommend by NFCU (Sec. 8.01(f))	0%	100%*
Superior Proposal accepted by NFCU (Sec. 8.01(g))	0%	100%*

*	plus payment of Nationwide Bank’s Merger Expenses up to $1.3M

ALLOCATION SCHEDULE

Aggregate Merger Consideration	$
Expense Reimbursement	$
Assumed Liabilities	$

Total Consideration	$

Description	Asset Class	Allocation

Cash and Deposit Accounts	Class I Assets

Accounts Receivable	Class III Assets

Fixed Assets	Class V Assets

Intangibles	Class VI Assets

Goodwill	Class VII Assets

Total Allocation to Purchased Assets: $